Exhibit 5.1

WPP Group plc 27 Farm Street London W1J 5RJ United Kingdom	Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088

Our ref                 RKJB/ERIT/16432-00450 CO:8441802.2

18 July 2008

Dear Sirs,

Registration Statement on Form S-8 of WPP Group plc (the Registration Statement)

1.	You have requested the opinion of Allen & Overy LLP (the Firm) with respect to certain matters of English law in relation to shares of WPP Group plc (WPP), in connection with the proposed registration under the United States Securities Act of 1933, as amended, of 20,000,000 of WPP’s ordinary shares of 10 pence each (the Ordinary Shares) in respect of awards over the Ordinary Shares that have been or may be granted under the WPP Group plc Restricted Stock Plan and the WPP 2005 Worldwide Ownership Plan (together the Plans).

2.	In connection with this opinion we have examined copies of:

(a)	the certificate of incorporation of WPP and certificate of incorporation on change of name dated 16 August 2005 and 25 October 2005 respectively;

(b)	the memorandum and articles of association of WPP (the Memorandum and Articles); and

(c)	a copy of the rules of each of the Plans (the Rules).

3.	Except as stated above, we have not examined any contracts, instruments or other documents entered into or affecting WPP or any corporate records of WPP and have not made any other enquiries concerning WPP.

4.	Our opinion is confined solely to the laws of England as applied by the English courts and is given on the basis that it will be governed by, and construed in accordance with, English law. We have made no investigation of the laws of any other jurisdiction including, without limitation, the federal laws of the United States of America and we do not express or imply any opinion on such laws.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Bucharest (associated office), Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo and Warsaw.

5.	We have assumed that:

(a)	insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and will not violate the public policy of any jurisdiction;

(b)	all signatures on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, we have examined are genuine and that such copies conform to the original documents executed;

(c)	all documents submitted to us and on which we have sought to rely are genuine and complete and have not been amended, supplemented or terminated;

(d)	no law of any jurisdiction other than England affects our conclusions;

(e)	all statements made to us and all facts stated in any documents upon which we have sought to rely are true and correct;

(f)	the Memorandum and Articles which we have examined are those in force;

(g)	the Rules that we have examined are those in force, they were properly adopted by WPP and have been and will be operated in accordance with their terms;

(h)	at the time of the issue of the new Ordinary Shares, the Company will have a nominal amount of authorised but unissued ordinary shares of 10 pence each at least equal to the nominal amount of the new Ordinary Shares;

(i)	the new Ordinary Shares will when issued be subscribed for under the Plans wholly in cash at not less than their nominal value;

(j)	admission of the Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission and Disclosure Standards of the London Stock Exchange;

(k)	the Ordinary Shares in the WPP Employee Share Option Scheme (the ESOP Shares) were validly issued and credited as fully paid pursuant to the scheme of arrangement of WPP 2005 Limited which became effective on 25 October 2005; and

(l)	a meeting of the board of directors of WPP or a duly authorised and constituted committee of the board of directors of WPP has been or will be duly convened and held at which it was or will be resolved to allot and issue the new Ordinary Shares.

6.	On the basis of the foregoing, and having regard to such considerations of English law in force at the date of this letter as we deem relevant and subject as set out below, we are of the opinion that:

(a)	the new Ordinary Shares to be registered by WPP will, when issued by WPP in connection with the Plans, be validly issued, credited as fully paid and no further contributions in respect of them will be required to be made to WPP by the holders of them, by reason of their being such holders; and

(b)	any ESOP Shares to be registered by WPP that may be delivered under the Plans are validly issued, credited as fully paid and no further contributions in respect of them will be required to be made to WPP by the holders of them by reason of their being such holders.

7.	This opinion is subject to the qualifications set out below:

(a)	The opinions set out above are subject to all applicable limitations arising from the laws of bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and general principles of law affecting the rights of creditors generally.

(b)	Equitable remedies such as an order for specific performance or the issue of an injunction, are available only at the discretion of the court and certain obligations may result in a claim for damages only, as opposed to specific performance.

This opinion is addressed to you solely for your own purpose in connection with the Registration Statement and may not be used or relied upon by any other person or for any other purposes without the Firm’s prior written consent. The Firm consents in relation to the filing of this letter as an exhibit to the Registration Statement. In giving such consent the Firm does not admit that it comes within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP

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